EXHIBIT 99.1

Compass Therapeutics Appoints Biopharmaceutical Industry Leader Barry Shin as Chief Financial Officer

BOSTON, Dec. 10, 2024 (GLOBE NEWSWIRE) -- Compass Therapeutics, Inc. (Nasdaq: CMPX), a clinical-stage, oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases, today announced the appointment of Barry Shin as Chief Financial Officer, as of December 9, 2024. Mr. Shin is a veteran biopharmaceutical leader with over 20 years of experience as a finance and operations executive, investment banker, and corporate advisor.

“We are delighted to welcome Barry to Compass during this pivotal and exciting time for the company,” said Thomas Schuetz, MD, PhD, CEO of Compass and Vice Chairman of the Board of Directors. “We have several key catalysts in 2025, including our topline data readout for CTX-009 in the first quarter, and Barry’s deep expertise in financial and strategic planning, capital markets, and M&A will be invaluable as we advance CTX-009 and our broader portfolio of clinical and pre-clinical assets. We are confident Barry will complement our team well and help us deliver value to our shareholders over the coming years.”

“I am excited to join Compass at this critical juncture for the company,” said Mr. Shin. “The data generated by CTX-009 and throughout the broader pipeline is incredibly encouraging and I am thrilled to be a part of the team working to bring important new therapeutic options to patients in need. I look forward to leveraging my financial experience and expertise to help guide the strategy and operations at Compass as it continues to grow and evolve.”

Mr. Shin joins Compass with over two decades of experience in the biopharmaceutical sector as a public company executive, an investment banker, and a corporate attorney. Most recently, he served as Executive Vice President, Chief Operating Officer & Chief Financial Officer at Trevena, Inc., a company that developed and commercialized novel medicines for patients with central nervous system conditions. Previously, Mr. Shin was a Managing Director in the Healthcare Investment Banking Groups at both Mizuho Securities and Guggenheim Securities. He also served in positions of increasing responsibility within the Healthcare Investment Banking Group of Piper Sandler after beginning his career advising healthcare and technology companies in financing and M&A transactions as a corporate attorney. Mr. Shin received a B.Sc. and joint JD/MBA from the University of Toronto.

About Compass Therapeutics

Compass Therapeutics, Inc. is a clinical-stage oncology-focused biopharmaceutical company developing proprietary antibody-based therapeutics to treat multiple human diseases. Compass’s scientific focus is on the relationship between angiogenesis, the immune system, and tumor growth. The company pipeline of novel product candidates is designed to target multiple critical biological pathways required for an effective anti-tumor response. These include modulation of the microvasculature via angiogenesis-targeted agents, induction of a potent immune response via activators on effector cells in the tumor microenvironment, and alleviation of immunosuppressive mechanisms used by tumors to evade immune surveillance. Compass plans to advance its product candidates through clinical development as both standalone therapies and in combination with proprietary pipeline antibodies based on supportive clinical and nonclinical data. The company was founded in 2014 and is headquartered in Boston, Massachusetts. For more information, visit the Compass Therapeutics website at https://www.compasstherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Compass’s financial position to continue advancing its product candidates, expectations about cash runway, business and development plans, and statements regarding Compass’s product candidates, including their development and clinical trial milestones such as the expected trial design, timing of enrollment, patient dosing and data readouts, regulatory plans with respect to Compass’s product candidates and the therapeutic potential thereof. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Compass’s ability to raise the additional funding it will need to continue to pursue its business and product development plans, the inherent uncertainties associated with developing product candidates and operating as a development stage company, Compass’s ability to identify additional product candidates for development, Compass’s ability to develop, complete clinical trials for, obtain approvals for and commercialize any of its product candidates, competition in the industry in which Compass operates and market conditions. These forward-looking statements are made as of the date of this press release, and Compass assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Compass files with the U.S. Securities and Exchange Commission (SEC) available at www.sec.gov, including without limitation Compass’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the SEC.

Investor Contact
ir@compasstherapeutics.com

Media Contact
Anna Gifford, Senior Manager of Communications
media@compasstherapeutics.com
617-500-8099